Industry Canada / Industrie Canada

Canada Business Corporations Act (CBCA)
FORM 4
ARTICLES OF AMENDMENT
(Sections 27 or 177)

1 - Corporate name

TRANSCANADA PIPELINES LIMITED

2 - Corporation number

370712-1

3 - The articles are amended as follows: *(Please note that more than one section can be filled out)*

A: The corporation changes its name to:

B: The corporation changes the province or territory in Canada where the registered office is situated to:
To complete the change, a Form 3 - Change of Registered Office Address must accompany the Articles of Amendment.

C: The corporation changes the minimum and/or maximum number of directors to: *(For a fixed number of directors, please indicate the same number in both the minimum and maximum options).*

Minimum number 8 **Maximum number** 15

D: Other changes: (*e.g., to the classes of shares, to restrictions on share transfers, to restrictions on the businesses of the corporation or to any other provisions that are permitted by the CBCA to be set out in the Articles*) **Please specify.**

4 - Declaration

I hereby certify that I am a director or an authorized officer of the corporation.

Signature: [signature]

Print name: Christine R. Johnston *Telephone number:* (403) 920-7686

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

Canada